Exhibit 99.4

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

CUE INC.

STOCK OPTION AGREEMENT

CUE INC., a California corporation (the “Company”), hereby grants to the optionee named below an option (“Option”) to purchase shares of its Class A Common Stock (the “Shares”).

Date of Option Grant:	July 30, 2014

Name of Optionee or Purchaser:	Ayub Khattak

Number of Shares:	295,900

Exercise Price per Share:	$1.00

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement.

Optionee:	/s/ Ayub Khattak
(Signature)

Company:	/s/ Ayub Khattak
Ayub Khattak, Chief Executive Officer

STOCK OPTION AGREEMENT

Vesting	Your Option has been granted to you in connection with your employment with the Company. Your Option vests immediately on the Effective Date of this Option Grant.

Term	Your Option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet.

Acceleration	Notwithstanding anything to the contrary contained herein, if, during the Vesting Period, the Company is acquired by means an Acquisition Event (defined below), then all of the unvested Shares shall become fully vested immediately prior to the closing of such Acquisition Event.

Termination	Upon termination of the Employment Agreement for any reason, with or without cause, then your Option will stop vesting and you may exercise your Option only with respect to your vested Shares at any time during the ten-year term of this Option.

Restrictions on Exercise	You will be permitted to exercise this Option only if the Company’s stockholders representing a majority of the outstanding securities entitled to vote have approved the Option and the issuance of Shares at that time would not otherwise violate any law or regulation.

Notice of Exercise	When you wish to exercise this Option, you must notify the Company by giving your written notice of exercise to the Chief Executive Officer of the Company. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Periods of Nonexercisability	Any other provision of this Agreement notwithstanding, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could facilitate the registration or qualification of any securities by the Company under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

Form of Payment	When you submit your notice of exercise, you must include payment of the total exercise price for the Shares you are purchasing. Payment shall be made in the form of your personal check, a cashier’s check or a money order.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of shares acquired upon exercise of this Option and the sale of the shares.

Restrictions on Resale	By signing this Option, you agree not to sell any Shares at a time when applicable laws, regulations or Company or underwriter trading policies prohibit a sale.

Transfer of Option	Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

Retention Rights	Neither this Option nor this Agreement gives you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your service pursuant to the terms of the Advisory Agreement.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your Shares has been issued.

Restriction on Transfer; Rights of First Refusal	Before any Shares registered in your name may be sold or transferred (including transfer by operation of law other than as excepted pursuant herein), you must first obtain the written consent of the Company. If such written consent is not given, then the Company shall have a right of first refusal to purchase all, but not less than all, such Shares for the same price and, to the extent practicable, on substantially the same terms and conditions offered to such prospective purchaser, in accordance with the procedures set forth below (the “Rights of First Refusal”).

If the proposed price per share is to be other than in cash, then an equivalent cash value shall be determined in good faith by the Board of Directors of the Company. If a transfer other than a voluntary sale is proposed to be made, then the price per share for purposes of the Rights of First Refusal shall be determined by the mutual agreement between you and the Company or, if no agreement can be reached, the price shall be the fair market value of such Shares, as determined in good faith by the Company’s Board of Directors.

Prior to any sale or transfer of any of Shares, you, or your legal representative, shall promptly deliver to the Secretary of the Company a written notice of the price and other terms and conditions of the offer by the prospective purchaser, the identity of the prospective purchaser, and, in the case of a sale, your bona fide intention to sell or dispose of such shares together with a copy of a written agreement between yourself and the prospective purchaser conditioned only upon the satisfaction of the procedures set forth in these Rights of First Refusal. If the Company does not give its written consent to such transfer, then the Company (or its assignees) shall, for thirty (30) days after such notice from you or your representative, have the right under this section to purchase all such Shares, as set forth herein. After the expiration of the Rights of First Refusal, or upon the written consent of the Company to the proposed transfer, you or your representative may sell or transfer the Shares specified in the notice to the Company, on the terms and conditions specified in such notice; provided, however, that the sale must be consummated within three (3) months after the date of the notice and that all Shares sold or transferred shall remain subject to the provisions and restrictions of this Agreement, including restrictions on further transfer as provided in this section, and shall carry a legend to that effect.

If the Rights of First Refusal hereunder are not exercised but you fail to consummate such sale on the same terms and conditions as set forth in the notice to the Company within three (3) months after the date of the notice, then such Rights of First Refusal shall be reinstated.

The provisions of this section shall terminate on the closing date of an underwritten public offering of Common Stock of the Company. The provisions of this section shall not apply to a transfer of any Shares by you, either during your lifetime or on death to your ancestors, descendants or spouse, or any custodian or trustee for your account or for your ancestors, descendants or spouse; provided, in each such case a transferee shall receive and hold such shares subject to the provisions and restrictions on transfer of this Agreement and there shall be no further transfer of such Shares except in accordance herewith.

The Company shall not be required to transfer on its books any Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any transferee to whom such shares shall have been so transferred.

Right to Repurchase

Shares	The Company shall have the right (the “Purchase Right”), but not the obligation, to purchase any Shares acquired upon exercise of this Option if any of the following events occurs (the date of such event, a “Trigger Date”): (i) your termination of employment or service from the Company and its affiliates by the Company for Cause (defined hereafter) or your resignation without Good Reason (defined hereafter), or (ii) the issuance of any Shares following your termination of employment or service from the Company and its affiliates pursuant to the terms of this Option, such as upon the exercise of the Option following termination of employment or services for Cause or without Good Reason. The purchase price for the Shares subject to such Purchase Right shall be the fair market value of the Shares on the applicable Trigger Date.

The Company may exercise its Purchase Right by giving written notice thereof to you within thirty (30) days after the Trigger Date (the thirty (30) day period in each case, the “Call Period”) of the number of Shares with respect to which the Purchase Right is being exercised. The Company shall promptly determine the Purchase Price for the Shares subject to the Purchase Right and shall notify you of such determination. The Company may elect to pay all or any portion of such Purchase Price in cash; provided that if the Company does not elect to pay the entire Purchase Price in cash, the Company shall, at a minimum, pay at least ten percent (10%) of the Purchase Price in cash, and shall deliver a promissory note with a principal amount equal to the remainder of the Purchase Price, which promissory note shall provide that: (i) the principal shall be paid in no more than five (5) equal annual installments commencing one (1) year from the delivery of such promissory note, (ii) interest on the unpaid principal amount shall accrue at an annual rate equal to the prime interest rate interest charged by the principal bank with which the Company conducts business as determined on the date the promissory note is issued, and shall be payable together with and in addition to each principal payment, and (iii) the Company shall have the right, without penalty, to prepay all or any portion of the principal and accrued interest owing thereunder at any time.

Upon the delivery of the payment and/or the promissory note described herein by the Company, you shall take all actions necessary, and execute all related documents specified by the Company as being reasonably necessary to consummate the sale of the Shares to the Company, and, by accepting this Option, you appoint the Company’s Secretary as your true and lawful attorney-in-fact to exercise and deliver all such instruments, documents and writings, and to take all such actions as shall be required to consummate the sale of the Shares to the Company as contemplated in this Section. Such power is a special Power of Attorney coupled with an interest, is irrevocable, and shall run with the shares to any subsequent owners thereof.

For purposes hereof (A) “Cause” means (i) the commission of an act of fraud or embezzlement by the Optionee that is materially injurious to the Company, as determined, in each case, in good faith by the Company, and is not reimbursed to the Company in full and with interest within five (5) business days of notification to the Optionee; (ii) the Optionee’s conviction of, or plea of nolo contendere to a felony of moral turpitude, and not including felonies related to driving under the influence of alcohol; or (iii) the commission of an act by the Optionee which constitutes unfair competition with the Company or any of its affiliates (not including a passive investment by the Optionee in any other company or business which constitutes no more than three percent (3%) of the equity of that company or business) which unfair competition is readily demonstrable by significant loss of revenues to the Company and which is not cured within thirty (30) days after notice to the Optionee by the Company in writing; (B) “Good Reason” shall mean, without the Optionee’s written consent, (i) only at such time on and after the Optionee becomes a paid employee of the Company, a material diminution in the Optionee’s base salary (as applicable) rate, except in the case where the Company’s failure to pay the Optionee’s base salary (as applicable) in full is due to a reduction effected in connection with an across-the-board reduction in the compensation of the Company’s executive management team necessitated by the business or financial condition of the Company, (ii) a relocation by the Company of the office where the Optionee is based to a location over fifty (50) miles from its location immediately prior to such relocation, (iii) only at such time on and after the Optionee becomes a paid employee of the Company, a material reduction in the Optionee’s duties, position or responsibilities, or (iv) the Optionee’s death or Disability; provided, however, that you must provide written notice to the Company of the alleged breach, act or failure to act that allegedly constitutes Good Reason which notice shall describe the alleged breach, act or failure to act in question, and the you shall afford the Company an opportunity to cure the alleged breach, act or failure to act for a period of thirty (30) days after such notice: if such breach, act or failure to act is not cured prior to the expiration of the thirty (30) day cure period, then such termination by you for Good Reason shall be effective upon the expiration of said cure period

Investment Intent; Covenant	Upon the grant of this Option and upon purchasing Shares upon exercise of this Option, you hereby make the following representations to the Company:

(a)	You have had an opportunity to discuss the business prospects and business plan of the Company with the officers and directors of the Company. You have a preexisting personal or business relationship with the Company or one of its officers, directors or controlling persons and/or by reason of your business or financial experience you have the capacity to protect your own interests in connection with the transactions contemplated by this Agreement.

(b)	You are acquiring this Option and the Shares for investment and not with a view to or for sale in connection with any distribution of said Shares or with any present intention of distributing or selling said the Shares and you do not presently have reason to anticipate any change in circumstances or any particular occasion or event which would cause you to sell said the Shares. You understand that the Shares have not been registered under the Securities Act and may not be sold or otherwise disposed of except pursuant to an effective Registration Statement filed under the Securities Act or pursuant to an exemption from the registration requirements of such Securities Act. You acknowledge that the Company is under no obligation to register the Shares under the Securities Act on your behalf. You represent and warrant that you understand that the Shares constitutes restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of purchase and payment for the Shares, and even then will not be available unless the terms and conditions of Rule 144 are complied with and will be subject to the limitations on amount set forth therein.

(c)	Without limiting the representations and warranties set forth above, you agree that you will not make any transfer of all or any part of the Shares unless (i) there is a registration statement under the Securities Act in effect with respect to such transfer and such transfer is made in accordance therewith, or (ii) you have furnished the Company an opinion of counsel satisfactory to the Company and its counsel to the effect that such transfer will not require registration under the Securities Act. You agree that, prior to the closing of the Company’s initial public offering registered under the Act, you will not sell any of such securities through a registered broker-dealer or market maker in reliance on Rule 144(k) without the Company’s prior consent, even if you are otherwise permitted to transfer them pursuant to Rule 144(k) under the Securities Act.

Legends	All certificates representing the Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION AND CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF FIRST REFUSAL AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

You agree that, in order to ensure compliance with the restrictions referred to above, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

Drag-Along Rights	In the event the holders of a majority of the Company’s voting capital stock then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or fifty percent (50%) or more of the capital stock of the Company, in each case in a transaction constituting an Acquisition Event, to any non-affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), you shall be obligated to and shall upon the written request of the Majority Shareholders: (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, some or all of your Shares (including for this purpose all of your Shares that presently or as a result of any such transaction may be acquired upon the exercise of an option (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Company, the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section. The drag-along right set forth in this section shall terminate as to any Shares upon the earlier of (i) the first sale of Shares to the general public, or (ii) an Acquisition Event in which the successor corporation has equity securities that are publicly traded.

Adjustment of Shares	If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the fair market value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board of Directors of the Company (the “Board”) determines by resolution is special or extraordinary in nature or that is in connection with a transaction that is a recapitalization or reorganization involving the Shares; (iv) the Company shall at any time undergo a recapitalization, combination, reclassification or other distribution of Shares without receipt of consideration by the Company; or (v) any other event shall occur, which, in the case of this subsection (v), in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Option, then, in each case, the Board shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (including the number and type of Shares that may be issued pursuant to incentive stock options), (ii) the grant, purchase, or exercise price with respect to this Option, and (iii) the performance goals established under this Option.

In any of the circumstances described in the preceding paragraph, the Board may also make provision for a cash payment, in an amount determined by the Board, to the holder of this Option in exchange for the cancellation of all or a portion of the Option (without consent from you or anyone else with an interest in this Option), effective at such time as the Board specifies (which may be the time such transaction or event is effective); provided that any such adjustment shall be made in manner that permits the Option to continue to be exempt from Section 409A of the Internal Revenue Code (the “Code”). Further, the number of Shares subject to this Option must always be a whole number.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting an Acquisition Event, other than any such transaction in which the Company is the continuing corporation and in which Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Board may substitute, on an equitable basis as the Board determines, for each Share then subject to this Option, the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Board, adjustments contemplated by this section that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

Acquisition Event or Cash-Out of Options	Upon an Acquisition Event (as defined below), the Board may, in its discretion, determine that this Option shall vest or be deemed to have been earned in full, and:

(i) If the successor or surviving corporation (or parent thereof) so agrees, this Option shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Acquisition Event. If this Option is so assumed or replaced by the successor or surviving corporation (or parent thereof), it shall be appropriately adjusted, immediately after such Acquisition Event, to apply to the number and class of securities which would have been issuable to you upon the consummation of such Acquisition Event had the Option been exercised or vested immediately prior to such Acquisition Event, and such other appropriate adjustments in the terms and conditions of the Option shall be made. In such a case, if this Option was not vested in full upon the Acquisition Event, then, if your employment is terminated without Cause (as defined below) or as a result of death or disability within one year following the Acquisition Event, the Option shall vest in full on the date of such termination. For purposes of this Option, “Cause” shall have the same meaning as set forth in your employment agreement with the Company, or, if you do not have an employment agreement with the Company that defines Cause, shall mean a good faith finding by the Company that you have (A) failed, neglected, or refused to perform the lawful employment duties related to your position or as from time to time assigned to your (other than due to disability within the meaning of Code Section 22(e)(3)); (B) committed any willful, intentional, or grossly negligent act having the effect of injuring the interest, business, or reputation of the Company or any affiliate; (C) violated or failed to comply in any material respect with the Company’s or an affiliate’s published rules, regulations, or policies, as in effect or amended from time to time, to the extent applicable to you; (D) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (E) misappropriated or embezzled any property of the Company or an affiliate (whether or not an act constituting a felony or misdemeanor); or (F) breached any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company or any affiliate.

(ii) If the provisions of paragraph (i) do not apply, then all outstanding Options shall be cancelled as of the date of the Acquisition Event in exchange for a payment in cash and/or Shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to the excess of the fair market value of the Shares on the date of the Acquisition Event covered by the vested portion of the Option that has not been exercised over the exercise or grant price of such Shares under the Option; provided that, if such fair market value does not exceed the exercise or grant price, the Option shall be cancelled for no consideration.

For the purposes of this Option, an “Acquisition Event” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied, including, but not limited to, the signing of documents by all parties and approval by all regulatory agencies, if required:

(i) Any person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) other than an Excluded Person (as defined below) becomes the Beneficial Owner (as such term is defined pursuant to rules promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including (A) any securities of the Company acquired and/or beneficially owned by such person if such person is an existing stockholder of the Company and (B) any securities acquired directly from the Company or its affiliates);

(ii) The shareholders approve a plan of complete liquidation or dissolution of the Company; or

(iii) The consummation of (A) an agreement for the sale or disposition of all or substantially all of the Company’s assets (other than to an Excluded Person), or (B) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than (1) a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such other surviving entity) outstanding immediately after such merger, consolidation or reorganization, or (2) a merger, consolidation or reorganization that would result in at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such other surviving entity) outstanding immediately after such merger, consolidation or reorganization being held by an Excluded Person.

An Excluded Person means: (i) the Company or any of its affiliates, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

Notwithstanding the foregoing, the initial offering of the Company’s Shares to the public pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended from time to time, shall not be considered an Acquisition Event.

Lock-Up Agreement	You agree, in connection with the Company’s initial underwritten public offering of the Company’s securities, (1) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by you (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for one hundred eighty (180) days from the effective date of such registration, and (2) you further agree to execute any agreement reflecting (1) above as may be requested by the underwriters at the time of the public offering; provided however that the officers and directors of the Company who own the stock of the Company also agree to such restrictions.

Amendment	This Option may be amended only by written consent signed by you and the Company, except to the extent the amendment is not materially adverse to you or the Company deems it necessary to comply with any applicable law or listing requirement of any principal securities exchange or market on which the Company’s common stock is then traded, or to preserve favorable accounting or tax treatment of this Option for the Company.

Type of Stock Option	This Option is not an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

Other Agreements	This Agreement (comprised of the cover sheet and this attachment) and the Advisory Agreement constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.